Exhibit 99(b)

MEMORANDUM

TO:	All Directors and Executive Officers Subject to SEC Section 16

FROM:	Lee McCorkle

DATE:	August 31, 2006

RE:	Notice of Blackout Period in Contemplation of the Tim Hortons Spin-off

We are obligated under the Sarbanes-Oxley Act of 2002 (specifically, under Section 306 of Sarbanes-Oxley and the SEC’s Regulation BTR) to provide you with this notice that you are unable to engage in activities regarding Wendy’s securities while participants in the Wendy’s International, Inc. Profit Sharing and Savings Plan (the “Plan”) are unable to direct or diversify investments in the Wendy’s stock fund in their respective individual Plan accounts. As described below, it is anticipated that there will be a regulated blackout period in the Plan in connection with the spin-off of Tim Hortons. For your information, we also are required to file this notice with the SEC in connection with a Form 8–K disclosure.

As a reminder, you remain subject to the Company’s Insider Trading Policy as well as the trading window restrictions, which prohibit you from engaging in any transactions in Wendy’s securities (including stock options), except during an authorized trading window. Therefore, regardless of the above-referenced rules, you would be unable to engage in any trades involving securities of Wendy’s (including stock options) during this blackout period.

Under the above-referenced rules, during a blackout period, executive officers and directors are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Company acquired by the individual in connection with his or her service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving direct ownership, but include any transaction in which the executive officer or director has a pecuniary interest. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

On September 29, the Company expects to distribute by dividend to its shareholders all of the shares of common stock of Tim Hortons Inc. owned by the Company. In connection with the spin-off, there will be a blackout period for the Plan during which Plan participants will be unable to engage in transactions involving investments in the Wendy’s stock fund. This blackout period is necessary in order to adjust participant accounts properly as a result of the spin-off.

The blackout period is expected to begin after the close of business on September 28, 2006, and is expected to end the week of October 1, 2006. During this time, you can determine whether the blackout period has started or ended by communicating with me. It is possible the expected dates of the blackout period will change. In this event, you will receive an updated notice.

If you have any questions about the blackout period or this notice, please call me at the Company’s corporate offices in Dublin, Ohio at 614-764-3210.